Contacts:  ClearOne Communications, Inc.
Investor Relations
(801) 303-3555

Robert Jaffe
PondelWilkinson Inc.
(310) 279-5980

CLEARONE OFFERS TO REPURCHASE UP TO 2.4 MILLION SHARES, AT $4.25 PER SHARE, REPRESENTING 19% OF SHARES OUTSTANDING

Salt Lake City, UT - October 30, 2006 - ClearOne Communications, Inc. (OTC: CLRO.OB) today announced that it intends to repurchase up to 2,353,000 of its shares at a price of $4.25 per share, representing a premium of approximately 33% based on the average closing price over the last 12 months. If the offer is fully subscribed, the company’s outstanding shares would be reduced by approximately 19% at an aggregate cost of approximately $10 million. The tender offer will commence on or about November 6, 2006 and expire 20 business days thereafter, unless extended. The tender offer will be financed from the company’s existing cash and short term investments.

ClearOne’s board of directors has approved the tender offer but neither the company nor its board of directors is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares. Shareholders must decide how many shares they will tender, if any.

“This tender offer demonstrates our confidence in our future prospects and represents an efficient return of capital to our shareholders,” said Zee Hakimoglu, president and chief executive officer of ClearOne.

This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the company’s common stock. The solicitation of offers to buy the company’s common stock will only be made pursuant to the offer to purchase and related materials that the company will be sending out to its shareholders. Shareholders are encouraged to carefully read the tender offer materials as they contain important information, including various terms and conditions to the offer. Shareholders can obtain the offer to purchase and related materials free at the SEC’s website at www.sec.gov, or by contacting the company at any of the phone numbers listed above. Shareholders are urged to carefully read these materials prior to making any decision with respect to the offer.

About ClearOne
ClearOne is a communications solutions company that develops and sells audio conferencing systems and other related products for audio, video, and web conferencing applications. The reliability, flexibility, and performance of ClearOne’s comprehensive solutions create a natural communications environment, which saves organizations time and money by enabling more effective and efficient communication. For more information, visit ClearOne’s website at www.clearone.com.

This release contains “forward-looking” statements that are based on present circumstances and on ClearOne’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements, including statements regarding the company’s ability to successfully commercialize newer products and enter new markets, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.

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